Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES THIRD QUARTER 2021 RESULTS

●	3Q21 EPS of $6.53
●	3Q21 Net Income of $283.2 million
●	3Q21 EBITDA of $417.8 million
●	Year-over-year increase in consolidated operating income driven primarily by China service strength
●	Domestic tradelane volumes in 3Q21 well above volumes in 3Q20
●	Repurchased approximately 1.9 million shares from August 3, 2021 through November 2, 2021

HONOLULU, Hawaii (November 3, 2021) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $283.2 million, or $6.53 per diluted share, for the quarter ended September 30, 2021. Net income for the quarter ended September 30, 2020 was $70.9 million, or $1.63 per diluted share. Consolidated revenue for the third quarter 2021 was $1,071.6 million compared with $645.2 million for the third quarter 2020.

“The strong economic and business trends we saw in the second quarter continued in the third quarter resulting in solid performance in both Ocean Transportation and Logistics,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service continued to see significant demand for its expedited ocean services, including the new CCX service, as volume for e-commerce, garments and other goods remained elevated heading into the peak season. Continued strong demand for the China service was the primary driver of the increase in consolidated operating income year-over-year. Currently, supply chain congestion continues in the Transpacific tradelane with the combination of ongoing elevated consumption trends, inventory restocking, and bottlenecks at critical points for both ocean and overland transportation. We expect these conditions to remain largely in place at least through mid-year 2022.”

Mr. Cox added, “In our domestic ocean tradelanes, we continued to see strong demand with higher year-over-year volumes compared to the largely pandemic-reduced volumes in the third quarter of last year. In Hawaii, we experienced elevated westbound freight demand as the state’s tourism and economy continued to rebound sharply from the pandemic lows, although towards the end of the quarter we experienced a modest negative impact in freight related to the state’s efforts to address the spread of the COVID-19 Delta variant. In Logistics, operating income increased year-over-year compared to the operating income achieved in the year ago period as we continued to see elevated goods consumption, inventory restocking and favorable supply and demand fundamentals in our core markets.”

Third Quarter 2021 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the third quarter 2021 was 11.5 percent higher year-over-year. The increase was primarily due to higher retail and hospitality-related demand due to the continued rebound in tourism and the Hawaii economy compared to the pandemic-reduced volume in the year ago period. Volume in the third quarter 2020 was negatively impacted by the state’s COVID-19 mitigation efforts, including restrictions on tourism. Domestic visitor travel to the state remained strong throughout much of the third quarter 2021 until the end of the quarter when the state’s efforts to address the spread of the COVID-19 Delta variant, including the Governor’s request to defer travel plans, led to a softening in airline passenger traffic. As a result, we experienced a modest negative impact in freight demand late in the quarter. In the near-term, the Hawaii economy may experience a brief slowdown as a result of the state’s response to the COVID-19 Delta variant and the related impacts on tourism trends. In late October, the Governor announced that non-essential travel to the state can resume on November 1, 2021.

In China, the Company’s container volume in the third quarter 2021 increased 21.7 percent year-over-year. The increase was primarily due to volume from the China-California Express (“CCX”) service and volume from an extra loader. The total number of eastbound voyages in the China service increased by six year-over-year of which five were from CCX voyages and one from an extra loader. Volume demand in the quarter was driven by e-commerce, garments and other goods. Matson continued to realize a significant rate premium in the third quarter 2021 and achieved average freight rates that were considerably higher than in the year ago period. Currently, supply chain congestion continues in the Transpacific tradelane with the combination of ongoing elevated consumption trends, inventory restocking, and bottlenecks at critical points for both ocean and overland transportation. We expect these conditions to remain largely in place at least through mid-year 2022.

In Guam, the Company’s container volume in the third quarter 2021 increased 14.6 percent year-over-year primarily due to higher retail-related demand compared to the pandemic-reduced volume in the year ago period. The economic recovery trajectory in Guam continues to remain uncertain as the economy recovers slowly and tourism remains constrained.

In Alaska, the Company’s container volume for the third quarter 2021 increased 10.7 percent year-over-year due to

(i) the addition of volume from the Alaska-Asia Express, (ii) higher northbound volume primarily due to an additional sailing and higher retail-related demand, and (iii) higher southbound volume. In the near-term, we expect improving economic trends in Alaska, but the recovery’s trajectory continues to remain uncertain.

The contribution in the third quarter 2021 from the Company’s SSAT joint venture investment was $13.0 million, or $5.3 million higher than the third quarter 2020. The increase was primarily driven by higher lift volume.

Logistics: In the third quarter 2021, operating income for the Company’s Logistics segment was $16.0 million, or $4.1 million higher compared to the level achieved in the third quarter 2020. The increase was due primarily to higher contributions from supply chain management and transportation brokerage as a result of elevated goods consumption, inventory restocking and favorable supply and demand fundamentals in our core markets.

Results By Segment

Ocean Transportation — Three months ended September 30, 2021 compared with 2020

	Three Months Ended September 30,
(Dollars in millions)	2021	2020	Change
Ocean Transportation revenue	$863.5	$498.3	$365.2	73.3%
Operating costs and expenses	(501.6)	(411.8)	(89.8)	21.8%
Operating income	$361.9	$86.5	$275.4	318.4%
Operating income margin	41.9%	17.4%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	40,600	36,400	4,200	11.5%
Hawaii automobiles	12,600	12,900	(300)	(2.3)%
Alaska containers	21,800	19,700	2,100	10.7%
China containers	46,500	38,200	8,300	21.7%
Guam containers	5,500	4,800	700	14.6%
Other containers (2)	5,400	4,600	800	17.4%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $365.2 million, or 73.3 percent, during the three months ended September 30, 2021, compared with the three months ended September 30, 2020. The increase was primarily due to higher revenue in China, higher fuel-related surcharge revenue, and higher revenue in Hawaii and Alaska.

On a year-over-year FEU basis, Hawaii container volume increased 11.5 percent primarily due to higher retail and hospitality-related demand due to the continued rebound in tourism and the Hawaii economy compared to the volume in the year ago period, which was negatively impacted by the state’s COVID-19 mitigation efforts, including restrictions on tourism; Alaska volume increased 10.7 percent due to the addition of volume from the Alaska-Asia Express, higher northbound volume primarily due to an additional sailing and higher retail-related demand, and higher southbound volume; China volume was 21.7 percent higher primarily due to CCX volume and volume from an extra loader; Guam volume was 14.6 percent higher primarily due to higher retail-related demand; and Other containers volume increased 17.4 percent primarily due to higher volume in Okinawa.

Ocean Transportation operating income increased $275.4 million during the three months ended September 30, 2021, compared with the three months ended September 30, 2020. The increase was primarily due to a higher contribution from China.

The Company’s SSAT terminal joint venture investment contributed $13.0 million during the three months ended September 30, 2021, compared to a contribution of $7.7 million during the three months ended September 30, 2020. The increase was primarily driven by higher lift volume.

Ocean Transportation — Nine months ended September 30, 2021 compared with 2020

	Nine Months Ended September 30,
(Dollars in millions)	2021	2020	Change
Ocean Transportation revenue	$2,106.9	$1,310.0	$796.9	60.8%
Operating costs and expenses	(1,429.9)	(1,173.3)	(256.6)	21.9%
Operating income	$677.0	$136.7	$540.3	395.2%
Operating income margin	32.1%	10.4%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	116,100	108,100	8,000	7.4%
Hawaii automobiles	36,000	34,400	1,600	4.7%
Alaska containers	58,800	55,000	3,800	6.9%
China containers	131,200	78,500	52,700	67.1%
Guam containers	16,200	13,900	2,300	16.5%
Other containers (2)	14,600	12,600	2,000	15.9%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $796.9 million, or 60.8 percent, during the nine months ended September 30, 2021, compared with the nine months ended September 30, 2020. The increase was primarily due to higher revenue in China and Hawaii, higher fuel-related surcharge revenue and higher revenue in Alaska.

On a year-over-year FEU basis, Hawaii container volume increased 7.4 percent primarily due to higher retail and hospitality-related demand due to the reopening of the Hawaii economy compared to the negatively impacted volume in the year ago period as a result of the pandemic and the state’s COVID-19 mitigation efforts, partially offset by volume associated with the dry-docking of a competitor’s vessel in the second quarter of last year; Alaska volume increased by 6.9 percent due to higher northbound volume primarily due to higher retail-related demand compared to the negatively impacted volume in the year ago period as a result of the pandemic and the state’s COVID-19 mitigation efforts, higher southbound volume, and the addition of volume from the Alaska-Asia Express service; China volume was 67.1 percent higher primarily due to incremental volume from the CLX+ service, higher volume on the CLX service as a result of increased capacity in the tradelane, and the addition of volume from the CCX service; Guam volume was 16.5 percent higher primarily due to higher retail-related demand compared to the negatively impacted volume in the year ago period as a result of the pandemic and the island’s COVID-19 mitigation measures; and Other container volume increased 15.9 percent primarily due to higher volume in Okinawa.

Ocean Transportation operating income increased $540.3 million during the nine months ended September 30, 2021, compared with the nine months ended September 30, 2020. The increase was primarily due to a higher contribution from China.

The Company’s SSAT terminal joint venture investment contributed $35.0 million during the nine months ended September 30, 2021, compared to a contribution of $15.4 million during the nine months ended September 30, 2020. The increase was primarily driven by higher lift volume.

Logistics — Three months ended September 30, 2021 compared with 2020

	Three Months Ended September 30,
(Dollars in millions)	2021	2020	Change
Logistics revenue	$208.1	$146.9	$61.2	41.7%
Operating costs and expenses	(192.1)	(135.0)	(57.1)	42.3%
Operating income	$16.0	$11.9	$4.1	34.5%
Operating income margin	7.7%	8.1%

Logistics revenue increased $61.2 million, or 41.7 percent, during the three months ended September 30, 2021, compared with the three months ended September 30, 2020. The increase was primarily due to higher transportation brokerage and supply chain management revenue.

Logistics operating income increased $4.1 million, or 34.5 percent, for the three months ended September 30, 2021, compared with the three months ended September 30, 2020. The increase was primarily due to higher contributions from supply chain management and transportation brokerage.

Logistics — Nine months ended September 30, 2021 compared with 2020

	Nine Months Ended September 30,
(Dollars in millions)	2021	2020	Change
Logistics revenue	$551.4	$373.2	$178.2	47.7%
Operating costs and expenses	(516.4)	(347.3)	(169.1)	48.7%
Operating income	$35.0	$25.9	$9.1	35.1%
Operating income margin	6.3%	6.9%

Logistics revenue increased $178.2 million, or 47.7 percent, during the nine months ended September 30, 2021, compared with the nine months ended September 30, 2020. The increase was primarily due to higher transportation brokerage and supply chain management revenue.

Logistics operating income increased $9.1 million, or 35.1 percent, for the nine months ended September 30, 2021, compared with the nine months ended September 30, 2020. The increase was due primarily to higher contributions from transportation brokerage, supply chain management, and freight forwarding.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents increased by $61.5 million from $14.4 million at December 31, 2020 to $75.9 million at September 30, 2021. Matson generated net cash from operating activities of $583.3 million during the nine months ended September 30, 2021, compared to $270.8 million during the nine months ended September 30, 2020. Capital expenditures totaled $244.7 million for the nine months ended September 30, 2021, compared with $111.3 million for the nine months ended September 30, 2020. The increase in capital expenditures was primarily due to the lease termination payment of $95.8 million for Maunalei. Total debt decreased by $112.9 million during the nine months to $647.2 million as of September 30, 2021, of which $582.2 million was classified as long-term debt.

Under the recently amended debt agreements, as of September 30, 2021 Matson had available borrowings under its revolving credit facility of $641.9 million and a leverage ratio per the amended debt agreements of approximately 0.6x.

During the third quarter of 2021, Matson repurchased approximately 1.5 million shares for a total cost of $115.7 million. From October 1, 2021 through November 2, 2021, Matson repurchased an additional approximately 0.4 million shares for a total cost of $33.1 million. As of November 2, 2021, the Company had approximately 1.1 million shares remaining on its share repurchase program.

On July 7, 2021, a subsidiary of Matson entered into an agreement to terminate the outstanding operating lease on Maunalei for $95.8 million including accrued lease interest, thereby acquiring the vessel. The Company paid for the termination with a combination of cash on hand and borrowings on the revolving credit facility. As a result of the transaction, the Company expects approximately $6.0 million in lower cash operating costs in the second half of 2021 as a result of the elimination in lease expense.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.30 per share payable on December 2, 2021 to all shareholders of record as of the close of business on November 11, 2021.

Teleconference and Webcast

A conference call is scheduled on November 3, 2021 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s third quarter results.

Date of Conference Call:	Wednesday, November 3, 2021
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through November 10, 2021 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 4158606. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results; capital expenditures; vessel deployments; vessel transit times; cargo availability times; demand for our expedited Transpacific services; duration of the CCX service; supply and demand conditions in the Transpacific tradelane; supply chain congestion; consumption trends; retail and e-commerce demand; inventory restocking conditions; tourism and visitor levels; unemployment trends; economic recovery and drivers in Hawaii, Alaska and Guam; volume trends; impact of the COVID-19 Delta variant; lift activity at SSAT; goals, progress, expectations or reporting with respect to corporate responsibility, sustainability, environmental matters, including greenhouse gas emission reduction goals and the costs and timing of liquefied natural gas (“LNG”) installations on certain vessels, employees, policy, and procurement; and the financial effects of the Maunalei transaction. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel-related surcharges and/or the cost or availability of required fuels, LNG, or carbon neutral fuels and technologies; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the magnitude and timing of the impact of public health crises, including COVID-19; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation and regulations, including regulations related to greenhouse gas emissions and other environmental laws and regulations; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2021	2020	2021	2020
Operating Revenue:
Ocean Transportation	$863.5	$498.3	$2,106.9	$1,310.0
Logistics	208.1	146.9	551.4	373.2
Total Operating Revenue	1,071.6	645.2	2,658.3	1,683.2

Costs and Expenses:
Operating costs	(649.3)	(495.8)	(1,809.6)	(1,370.4)
Income from SSAT	13.0	7.7	35.0	15.4
Selling, general and administrative	(57.4)	(58.7)	(171.7)	(165.6)
Total Costs and Expenses	(693.7)	(546.8)	(1,946.3)	(1,520.6)

Operating Income	377.9	98.4	712.0	162.6
Interest expense	(5.1)	(5.7)	(17.9)	(22.5)
Other income (expense), net	1.8	2.4	4.7	4.5
Income before Income Taxes	374.6	95.1	698.8	144.6
Income taxes	(91.4)	(24.2)	(165.9)	(37.1)
Net Income	$283.2	$70.9	$532.9	$107.5

Basic Earnings Per Share	$6.60	$1.65	$12.31	$2.50
Diluted Earnings Per Share	$6.53	$1.63	$12.19	$2.48

Weighted Average Number of Shares Outstanding:
Basic	42.9	43.1	43.3	43.0
Diluted	43.4	43.5	43.7	43.4

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In millions)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$75.9	$14.4
Other current assets	405.8	291.5
Total current assets	481.7	305.9
Long-term Assets:
Investment in SSAT	37.2	48.7
Property and equipment, net	1,826.8	1,689.9
Goodwill	327.8	327.8
Intangible assets, net	183.8	192.0
Other long-term assets	365.5	336.3
Total long-term assets	2,741.1	2,594.7
Total assets	$3,222.8	$2,900.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$65.0	$59.2
Other current liabilities	482.3	452.3
Total current liabilities	547.3	511.5
Long-term Liabilities:
Long-term debt, net of deferred loan fees	567.5	685.6
Deferred income taxes	420.0	389.6
Other long-term liabilities	343.2	352.7
Total long-term liabilities	1,330.7	1,427.9

Total shareholders’ equity	1,344.8	961.2
Total liabilities and shareholders’ equity	$3,222.8	$2,900.6

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In millions)	2021	2020
Cash Flows From Operating Activities:
Net income	$532.9	$107.5
Reconciling adjustments:
Depreciation and amortization	100.9	84.5
Amortization of operating lease right of use assets	73.9	53.1
Deferred income taxes	30.3	33.5
Share-based compensation expense	14.2	12.0
Income from SSAT	(35.0)	(15.4)
Distribution from SSAT	46.9	37.9
Other	(1.1)	0.5
Changes in assets and liabilities:
Accounts receivable, net	(75.2)	(28.9)
Deferred dry-docking payments	(25.8)	(11.1)
Deferred dry-docking amortization	18.0	17.8
Prepaid expenses and other assets	(46.7)	19.6
Accounts payable, accruals and other liabilities	30.2	24.0
Operating lease liabilities	(72.1)	(53.7)
Other long-term liabilities	(8.1)	(10.5)
Net cash provided by operating activities	583.3	270.8

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	—	(57.8)
Other capital expenditures	(244.7)	(53.5)
Proceeds from disposal of property and equipment	2.2	15.7
Cash deposits into Capital Construction Fund	(31.2)	(97.1)
Withdrawals from Capital Construction Fund	31.2	97.1
Net cash used in investing activities	(242.5)	(95.6)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	—	325.5
Repayments of debt	(41.1)	(204.2)
Proceeds from revolving credit facility	304.3	547.4
Repayments of revolving credit facility	(376.1)	(803.5)
Payment of financing costs	(3.0)	(18.5)
Proceeds from issuance of capital stock	—	0.1
Dividends paid	(33.3)	(29.1)
Repurchase of Matson common stock	(115.7)	—
Tax withholding related to net share settlements of restricted stock units	(14.4)	(5.6)
Net cash used in financing activities	(279.3)	(187.9)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	61.5	(12.7)
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	19.7	28.4
Cash, Cash Equivalents and Restricted Cash, End of the Period	$81.2	$15.7

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$75.9	$12.7
Restricted Cash	5.3	3.0
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$81.2	$15.7

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$15.3	$22.4
Income tax payments and (refunds), net	$162.1	$(18.0)

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$5.6	$5.9

MATSON, INC. AND SUBSIDIARIES

Total Debt to Net Debt and Net Income to EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

September 30,
(In millions)	2021
Total Debt (1):	$647.2
Less: Cash and cash equivalents	(75.9)
Net Debt	$571.3

EBITDA RECONCILIATION

	Three Months Ended
	September 30,			Last Twelve
(In millions)	2021	2020	Change	Months
Net Income	$283.2	$70.9	$212.3	$618.5
Add: Income taxes	91.4	24.2	67.2	194.7
Add: Interest expense	5.1	5.7	(0.6)	22.8
Add: Depreciation and amortization	32.7	27.9	4.8	127.6
Add: Dry-dock amortization	5.4	6.0	(0.6)	25.3
EBITDA (2)	$417.8	$134.7	$283.1	$988.9

	Nine Months Ended
	September 30,
(In millions)	2021	2020	Change
Net Income	$532.9	$107.5	$425.4
Add: Income taxes	165.9	37.1	128.8
Add: Interest expense	17.9	22.5	(4.6)
Add: Depreciation and amortization	97.9	82.5	15.4
Add: Dry-dock amortization	18.0	17.8	0.2
EBITDA (2)	$832.6	$267.4	$565.2

(1)	Total Debt is presented before any reduction for deferred loan fees as required by GAAP.
(2)	EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.